[Note: Certain portions of this document have been marked [c.i.] to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                              CONSULTING AGREEMENT

      AGREEMENT dated as of November 1, 1994, by and between Cadus Pharmaceutical Corporation ("Cadus"), a Delaware corporation having its offices at 180 Varick Street, New York, New York 10014 and John C. Cambier, Ph.D. ("Consultant"), having an office at National Jewish Center for Immunology & Respiratory Medicine ("NJC"), 1400 Jackson Street, Denver, Colorado 80206.

                              W I T N E S S E T H:

            WHEREAS, Cadus desires to retain Consultant to perform consulting services on its behalf, and Consultant desires to render such services on behalf of Cadus, upon the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

            1.    RETENTION OF SERVICES.

                  Cadus hereby retains Consultant to perform consulting services, and Consultant agrees to render such services to Cadus, upon the terms and conditions hereinafter set forth.

            2.    TERM.

                  The retention of Consultant by Cadus hereunder shall be effective and shall commence on the date hereof and shall continue thereafter until the fourth anniversary of the date Consultant's Facility (as hereinafter defined in subparagraph 4(b) below) is first occupied by Cadus employees (the "Effective Date"), unless sooner terminated pursuant to Paragraph 25 hereof.

            3.    ACKNOWLEDGMENT OF CONSULTANT'S OTHER EMPLOYMENT.

                  Cadus acknowledges that Consultant is employed by NJC, and that such employment imposes certain restrictions on Consultant. Specifically, NJC requires that Consultant devote a minimum of ninety percent (90%) of his professional time to his duties to NJC, and NJC claims certain proprietary rights with respect to Consultant's work on behalf of NJC. In the event of any conflict between NJC and Cadus regarding the respective obligations of Consultant to each such entity, Cadus and Consultant shall use reasonable efforts to resolve such conflict.

            4.    EXTENT OF SERVICES.

                  (a) Upon the request of Cadus, and on such dates and at such times during the term hereof as are agreed upon by Cadus and Consultant, Consultant shall render consulting services related to the development and commercialization of the technologies (the "Technologies") described in the Research Program attached hereto as Exhibit A (the "Research Program"). Cadus hereby acknowledges that it has, as of the date of this Agreement, obtained an exclusive license from NJC to certain proprietary rights as set forth in that certain License Agreement between Cadus and NJC (the "NJC License Agreement"). Consultant hereby acknowledges that he has reviewed the NJC License Agreement.

                  (b) The Consultant shall direct scientists at a facility (the "Consultant's Facility") that Cadus agrees to establish and fund (in accordance with the budgets described in Paragraph 7 hereof) in or close to Denver or Boulder (other than Consultant's laboratory at NJC). This facility shall be sufficient to support the Consultant, Gary Johnson ("Johnson") and a team of at least one senior scientist, two junior scientists, two Post Docs or technicians, and support staff. Cadus agrees to hire all of the foregoing personnel and work with Consultant to identify the appropriate team. Cadus agrees to pay salary and grant stock options to such personnel in the same range that salary is paid and stock options granted to comparable employees at Cadus's facility in New York.

                  (c) Within thirty (30) days following the end of each calendar quarter, Consultant shall furnish Cadus with fully-detailed, written reports on all activities, during such quarter, under the Research Program or related to the development and commercialization of the Technologies. Consultant shall meet periodically with Cadus's Scientific Advisory Board at its reasonable request to discuss such activities, the research to be undertaken in the next twelve (12) months and the budgetary requirements for such twelve (12) month period.

                  (d) Consultant will be granted the title of Director of Immunology at Cadus.

                  (e) Consultant agrees to make available to Cadus no less than 10% of his professional time and effort.

            5.    COMPENSATION.


                  (a) As compensation for the consulting services to be rendered by Consultant, Cadus shall pay to Consultant a consulting fee of two thousand eighty four dollars ($2,084) per month payable quarterly.


                  (b) Simultaneous with the execution of this Agreement, Cadus and Consultant are entering into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which Cadus is granting to Consultant an option to purchase from Cadus shares of the Common Stock, $.001 par value, of Cadus.

            6.    REIMBURSEMENT OF EXPENSES.

                  Cadus will reimburse Consultant for reasonable out-of-pocket expenses properly incurred by Consultant on behalf of and for the benefit of Cadus in rendering his services hereunder;

provided, however, that Consultant shall submit written vouchers to Cadus evidencing such expenses and the purposes for which the same were incurred; and provided further that Consultant has obtained the prior approval of the Chief Executive Officer of Cadus for any single expenditure in excess of $2,500 and expenditures which when aggregated with other expenditures during a calendar year will exceed $15,000.

            7.    ANNUAL RESEARCH PLAN AND BUDGET.

                  Commencing with the first anniversary of the date of this Agreement, Cadus, Consultant and Johnson shall prepare an annual research plan, for each year during the term of this Agreement, which details the specific research to be undertaken during the upcoming year, including a reasonably detailed description of the goals and scope of such research. Each annual research plan shall be prepared with a view to achieving the goals of the Research Program within the timetable set forth in Exhibit A annexed hereto. Cadus, Consultant and Johnson shall also prepare a budget to support the research described in each such annual research plan, which budget shall detail the personnel, equipment, materials and space requirements and the cost thereof. The budget for the first year, commencing as of the Effective Date, is annexed hereto as Exhibit B. Cadus shall fund the budget for the first year and each subsequent budget agreed to by it; PROVIDED, HOWEVER, that such obligation shall cease upon termination of the Research Program. Cadus shall have the right, at any time after 352 days after the Effective Date, to terminate the Research Program for any reason whatsoever. Cadus shall give Consultant prompt written notice of such termination.

            8.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Consultant acknowledges and agrees that his rendering of consulting services to Cadus will necessarily involve his understanding of and access to "trade secrets" (as hereinafter defined) and confidential information pertaining to Cadus, its proprietary technology and its business. Accordingly, Consultant agrees that during the term of this Agreement, and at all times thereafter, he will not disclose to any unauthorized third party or use for his own benefit any of the trade secrets or confidential information pertaining to Cadus, its proprietary technology or its business, including the "Intangible Property" (as hereinafter defined in Paragraph 10 hereof), the "NJC Technical Information" (as defined in and subject to the NJC License Agreement) and all other proprietary rights licensed by Cadus from NJC and other third parties (subject to the terms of such licenses), but excluding other proprietary rights of NJC and other third parties. For the purposes hereof, "trade secrets" is information which is proprietary to or licensed by Cadus, not generally known to the trade and which gives Cadus an advantage over its competitors. Trade secrets include, without limitation, research being planned and developed by Cadus, research methods and processes used by Cadus, materials used in research by Cadus, inventions by Cadus, information concerning the filing or pendency of patent applications by Cadus, and Cadus's business and legal plans, finances, competitive position, customers and vendors. Trade secrets do not include, and this Paragraph 8(a) shall not apply to, information which: (i) is in the public domain at the time of disclosure, (ii) is properly in the possession of Consultant prior to the time of disclosure (except information relating to NJC Technical Information to the extent of Cadus's rights thereto), (iii) after disclosure enters the public domain through no act or omission of Consultant, (iv) after disclosure is received by Consultant from a third party unless Consultant knows the third party is not entitled to transfer the information, (v) is developed by Consultant independent of his consulting services rendered pursuant to this Agreement and which is not then licensed to Cadus, including information (whether or not pertaining to the Technologies or the Research Program) developed by Consultant while he is working on behalf of NJC or another employer, and (vi) constitutes the Intangible Property and related information, if and only to the extent that Cadus's rights thereto have been terminated or transferred as described in subparagraph 8(c) of the Stock Option Agreement.

            (b) Cadus acknowledges and agrees that: (i) the NJC Technical Information is the proprietary and confidential information of NJC and its use by Cadus is governed by the NJC License Agreement and (ii) the respective rights of Cadus and NJC with respect to Technologies that are developed at NJC are subject to the terms of the NJC License Agreement. The Confidentiality Agreement between the parties, dated April 6, 1994, has been superseded by the terms of the NJC License Agreement.

            9.    CADUS'S PROPERTY

                  Consultant further agrees that all memoranda, notes, records, notebooks, letters, instruments, drawings, designs, models, prototypes, specifications, customer lists, proposals, business plans, materials, other documents, databases or copies thereof, containing confidential information of any type or description, made or compiled by Consultant, or made available to Consultant, concerning Cadus, its proprietary technology or its business, shall be Cadus's sole property and shall be delivered to Cadus upon the termination of this Agreement or at any time during the term of this Agreement upon request of Cadus.


            10.   OWNERSHIP OF INVENTIONS.

                  Consultant agrees that any inventions, improvements, processes, designs, materials, products, developments or discoveries (whether or not subject to patent, copyright or trademark protection) (all of the foregoing being hereinafter referred to as "Intangible Property") that he may conceive, make, invent, develop, suggest or reduce to practice during the time he is working on behalf of Cadus (whether individually or jointly with any other person or persons), at the facilities of Cadus or in pursuit of projects undertaken by him on behalf of Cadus, relating in any way to the business of Cadus or the general biotechnology industry of which Cadus is a part (but excluding any such Intangible Property that he may conceive, make, invent, develop, suggest or reduce to practice while working at his laboratory at NJC), shall be the sole, exclusive and absolute property of Cadus (subject to the terms of the NJC License Agreement). Consultant will immediately disclose in writing any such Intangible Property owned by Cadus to Cadus and will, at any time, whether during or following his retention by Cadus, at Cadus's reasonable request and without additional compensation, execute and deliver to Cadus such assignments, certificates or other instruments as Cadus may from time to time reasonably deem necessary or desirable to effect disclosure thereof and/or to evidence, establish, maintain, perfect, protect, enforce or defend Cadus's right, title and interest in and to such Intangible Property. Cadus shall assume and hold Consultant harmless with respect to any and all expenses and liabilities arising from Consultant's execution and delivery of such assignments, certificates and instruments. Consultant further agrees, upon the reasonable request of Cadus, to execute any patent, trademark or copyright documents covering such Intangible Property owned by Cadus, as well as any documents which reasonably may be considered necessary or helpful by Cadus in the prosecution of applications for patent, trademark or copyright protection thereon in the United States and/or any foreign countries, and in the prosecution of applications for the reissue or renewal of such patents, copyrights or trademarks, or which may relate to any litigation or controversy in connection therewith, all expenses and liabilities (including, without limitation, any arising from claims made or threatened against Consultant)incident to the filing of such applications, the prosecution thereof and the conduct of any such litigation to be borne by Cadus. Upon request by and at the expense and risk of Cadus, Consultant shall assist in locating writings and other physical evidence relating to the Intangible Property owned by Cadus and produced by Consultant, shall provide unrecorded information relating to such Intangible Property, and shall give testimony in any proceeding in which any of such Intangible Property, or any application or patent, copyright or trademark relating thereto, may be involved.

            11.   COPYRIGHTS.

                  Consultant shall promptly disclose to Cadus any and all publishable and/or copyrightable material which he produces, composes, or writes, individually or in collaboration with others, which arises out of work undertaken by him on behalf of Cadus. Consultant shall assign to Cadus all his interest in such copyrightable materials, and will sign all documents and do all other acts necessary to assist Cadus in obtaining copyrights on such material in any and all countries, all at the expense and risk of Cadus.

            12.   NON-SOLICITATION OF EMPLOYEES.

                  During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly: (i) employ, hire, or cause to be employed or hired, any person who is then employed by Cadus or was so employed within six (6) months prior thereto; or (ii) cause, invite, solicit, entice or induce any such person to terminate his employment with Cadus. Notwithstanding the foregoing, if Consultant terminates this Agreement pursuant to subparagraph 25(a) hereof or if this Agreement automatically terminates pursuant to subparagraph 25(b), the restrictions set forth in this Paragraph 12 automatically shall cease to apply and shall become null and void.

            13.   NON-COMPETITION.

                  During the term of this Agreement, Consultant shall not, without the prior written consent of the Board of Directors of Cadus, either directly or indirectly through any other person, firm or corporation engage or participate in, render advisory or other services to or make any financial investment in any firm, corporation or other business enterprise engaged, for profit, in research, development or marketing of pharmaceutical products or biological reagents. Cadus hereby represents that the Board of Directors of Cadus has consented in writing to the Consultant retaining his relationships with Tomohiro Kurosaki, Steve Penner and Pharmingen, Inc. described in Consultant's letter to Dr. Jeremy Levin of Cadus, dated October 27, 1994. Nothing contained herein, however, shall restrict Consultant from (i) acquiring any debt security of any publicly-held company so long as such investment does not give him the right to control or influence the policy or decisions of any such business or enterprise, (ii) acquiring or holding stock in any publicly-held company so long as such ownership does not exceed 5% of the total outstanding stock of such company, (iii) working for NJC as described in paragraph 3 above, or (iv) working for any other non-profit institution or organization, such as another academic institution or organization such as the National Institutes of Health, the American Heart Association, the American Cancer Society or the National Lung Society. If Consultant becomes employed or renders services within the commercial and/or for-profit sector during the term of this Agreement (other than on behalf of Cadus) in breach of this Paragraph 13, then Cadus, in addition to any other remedies it may have under this Agreement or otherwise, shall have the right to terminate this Agreement in accordance with subparagraph 25(a) hereof.

            14.   INJUNCTIVE AND OTHER EQUITABLE RELIEF.

                  Each party acknowledges that, in the event of a breach or threatened breach of any of Paragraphs 8, 9, 10, 11, 12 and 13 of this Agreement by such party, the other party would sustain irreparable injury and damage. Therefore, in addition to any other remedies which a party may have under this Agreement or otherwise, each party shall be entitled to the remedies of injunction, specific performance and other equitable relief for a breach or threatened breach by the other party of any of Paragraphs 8, 9, 10, 11, 12 and 13 of this Agreement. This Paragraph 14 shall not, however, be construed as a waiver of any of the rights which either party may have for damages or otherwise.

            15.   NO CONFLICTING AGREEMENTS.

                  (a) Consultant represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from performing services in accordance with the terms and conditions of this Agreement.

                  (b) Cadus represents and warrants that it is not a party to any agreement, contract or understanding, which would in any way restrict or prohibit it from performing its obligations hereunder in accordance with the terms and conditions of this Agreement.

            16.   RELATIONSHIP OF THE PARTIES.

                  (a) In all activities hereunder, Consultant shall be an independent contractor and Cadus shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Consultant.

                  (b) Nothing contained herein shall be deemed to (i) make either party or any employee of such party the agent, employee, joint venturer or partner of the other party or (ii) provide either party or any employee of such party with the power or authority to act on behalf of the other party or to bind the other party to any contract, agreement or arrangement with any other person.

                  (c) All personnel employed or otherwise engaged by either party shall be the agents, servants and employees of such party only, and the other party shall incur no obligations or liabilities, express or implied, by reason of, or with respect to, the conduct of such personnel. The parties acknowledge and agree that the scientists, Post Docs, technicians, support staff and any other persons to be hired pursuant to Paragraph 4(b) above, shall be the employees or independent contractors of Cadus and not of Consultant.

            17.   ASSIGNMENT.

                  This Agreement may not be assigned by either party, and no obligation owed or performable by either party hereunder may be delegated (other than the delegation by Consultant of certain work to the persons described in Paragraph 4(b) above), without the prior written consent of the other party. Any attempted assignment or delegation by either party without any such requisite prior written consent of the other party shall be void and ineffective for all purposes.

            18.   NON-DISPARAGEMENT.

                  Each party expressly agrees to refrain from uttering any disparaging remarks concerning the other or making any other statement, oral or written, which portrays the other in an unfavorable light or subjects the other to scorn, obloquy or ridicule.

            19.   NOTICES.

                  All notices, requests, consents or other communications given by either party hereto shall be in writing and shall be deemed duly given if personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (effective upon delivery thereof as evidenced by such return receipt), to the other party at its address set forth below or at such other address as such other party may hereafter designate in the manner herein provided.

            If to Cadus, at:

            Cadus Pharmaceutical Corporation
            180 Varick Street
            New York, New York 10014-4606
            Attn:  President

            If to Consultant, at:

            Dr. John C. Cambier
            National Jewish Center for Immunology
                & Respiratory Medicine
            1400 Jackson Street
            Denver, CO 80206

            20.   FINAL AGREEMENT; AMENDMENTS.

                  This Agreement supersedes all prior negotiations, representations and agreements made by and between the parties respecting the subject matter hereof. No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto.

            21.   GOVERNING LAW.

                  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, with giving effect to the choice of law principles thereof.

            22.   DISPUTE RESOLUTION.

                  (a) The parties hereto agree that they shall use their best efforts to settle amicably any disputes, differences or controversies arising between the parties out of or in connection with this Agreement. However, subject to the limitations set forth in the final sentence of this subparagraph 22(a) and in subparagraph 22(b) below, any such disputes, differences or controversies, if not so settled within thirty (30) days after the occurrence thereof, shall be finally and exclusively determined by arbitration. Unless the parties otherwise agree, arbitration initiated by Cadus shall be held in Denver, Colorado, and arbitration initiated by the Consultant shall be held in New York, New York. Any such arbitration shall be conducted by three arbitrators who are appointed and who shall conduct such arbitration in accordance with the Commercial Rules of the American Arbitration Association then obtaining. The parties hereby empower such arbitrators to grant the equitable relief described in Paragraph 14 hereof as necessary to resolve any dispute between the parties. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party to which the subject matter of this Agreement may be relevant.

                  (b) Notwithstanding subparagraph 22(a) above, Cadus may seek emergency injunctive relief, emergency specific performance or other emergency equitable relief in a state court of the State of Colorado or the United States District Court for the District of Colorado with respect to a breach or threatened breach by Consultant of Paragraph 8, 10 or 13 hereof. Consultant hereby consents to the personal jurisdiction of any such court and agrees to be sued in such court in the circumstances described in the preceding sentence. Consultant agrees that any and all process directed to it in any such litigation may be served upon him outside of the State of Colorado with the same force and effect as if service had been made within the State of Colorado.

            23.   PARAGRAPH HEADINGS.

                  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            24.   SEVERABILITY; REFORMATION.

                  If at any time subsequent to the date hereof any provisions of this Agreement shall be held by any court or arbitration panel of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. Furthermore, if any provision of this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

            25.   TERMINATION.

                  (a) Either party shall have the right to terminate this Agreement upon a breach of the Agreement by the other party as described in this Paragraph. The party wishing to terminate this Agreement shall provide the other party with written notice describing the alleged breach, and the recipient shall have 30 days after receipt of such notice in which to cure the alleged breach. If the breach is not cured within such 30-day period, the non-breaching party shall then have the right to terminate this Agreement at any time after the end of such 30-day period by written notice to the other party.

                  (b) If Cadus terminates the Research Program, this Agreement shall automatically terminate; provided, however, that Cadus agrees not to terminate the Research Program before a date which is at least 352 days after the Effective Date.

            26.   EFFECTS OF TERMINATION.

                  Termination of this Agreement shall not release the Consultant or Cadus from any obligation or liability to the other which shall have matured prior to termination, nor shall termination rescind or require repayment of any payment or consideration made or given by either party, except as otherwise provided herein. The rights and obligations of the parties set forth in Paragraphs 7, 8, 9, 10, 11, 12 (subject to the limitations set forth therein), 14, 18 and 22 hereof shall survive termination of this Agreement, except that the rights of Cadus and the obligations of Consultant under Paragraphs 10 and 11 hereof shall not survive termination if this Agreement is terminated pursuant to subparagraph 25(b) hereof prior to the third anniversary of the Effective Date.

            27.   USE OF TECHNOLOGIES BY CONSULTANT.

                  Notwithstanding any other provision of this Agreement, as long as the NJC License Agreement is in effect and Consultant is working on behalf of NJC, a university or other not-for-profit entity, Cadus shall permit the Consultant to use the Technologies in his own academic laboratory at such not-for-profit entity solely for academic research purposes.

            28.   NO THIRD PARTY BENEFICIARIES.

                  This Agreement is entered into for the sole protection and benefit of Consultant and Cadus, and no other person shall have any rights under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                              CADUS PHARMACEUTICAL CORPORATION


                              By:/s/ JEREMY LEVIN
                                 -----------------------
                                 Jeremy M. Levin,
                                 President

                                 /s/ JOHN CAMBIER
                                 -----------------------
                                 JOHN C. CAMBIER

                                    Exhibit A



                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                    Exhibit B







                        CADUS PHARMACEUTICAL CORPORATION

                    FIRST YEAR BUDGET FOR COLORADO FACILITY





Personnel Related Costs (Salaries & Benefits)                           [c.i.]

Laboratory Supplies                                                     [c.i.]

Equipment Lease  (A)                                                    [c.i.]

Other                                                                   [c.i.]

Rent                                                                    [c.i.]

                                                                        [c.i.]


(A) Equipment will be leased for a five year term. Lease payments will be in 60 equal monthly installments. [c.i.] is the estimated aggregate first year payments.

      The foregoing budget does not include the personnel and other costs which Cadus shall fund prior to the time the Consultant's Facility is first occupied by Cadus employees.

      Cadus shall fund the foregoing budget at such times as Consultant shall require in order for Consultant to undertake the Research Program described in the Consulting Agreement. Cadus acknowledges that some of the equipment must be ordered well in advance of the date the Consultant's Facility is expected to be first occupied by Cadus employees, so that there is sufficient time for such equipment to be assembled prior to that date.



                                      19